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                                                                    Exhibit 23.1

                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Asset Investors Corporation for the registration of 4,224,972 shares of its common stock and to the incorporation by reference therein of our reports (i) dated January 21, 2000, except for Note I, as to which the date is March 7, 2000, with respect to the consolidated financial statements and schedules of Asset Investors Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999; (ii) dated January 21, 2000, except for Note O, as to which the date is March 7, 2000, with respect to the consolidated financial statements and schedules of Commercial Assets, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999; and (iii) dated December 24, 1999, with respect to the combined statement of excess of revenues over specific operating expenses for the year ended December 31, 1998 of Community Acquisition and Development Corporation Manufactured Home Communities included in Amendment No. 1 to Asset Investors Corporations' Current Report on Form 8-K dated January 31, 2000; all filed with the Securities and Exchange Commission.



We also consent to the use in the Registration Statement of our opinion dated December 31, 1998, referred to in the letter of Skadden, Arps, Slate, Meagher & Flom LLP, with respect to tax matters of Commercial Assets.


                                               /s/ Ernst & Young LLP


Denver, Colorado
April 20, 2000